Exhibit (10)(xxiii)(10)

AMENDMENT NUMBER TEN TO

THE NORTHERN TRUST COMPANY THRIFT-INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2005)

WHEREAS, The Northern Trust Company (the “Company”) maintains The Northern Trust Company Thrift-Incentive Plan, As Amended and Restated Effective January 1, 2005 (the “Plan”); and

WHEREAS, amendment of the Plan is now considered desirable;

NOW, THEREFORE, by virtue and in exercise of the amending power reserved to the Company under section 11.1 of the Plan, and pursuant to the authority delegated to the undersigned officer by resolutions of the Compensation and Benefits Committee of the Board of Directors of the Company dated October 20, 2009, the Plan is hereby amended, effective January 1, 2010, as follows:

1.	To delete section 2.1(i) of the Plan in its entirety and to substitute the following therefor:

“(i)	“Basic Profit Sharing Contribution” means the contribution made by the Company and Participating Employers with respect to all eligible Members for Plan Years beginning on or after January 1, 2005 and prior to January 1, 2010, if any, as provided in sections 5.2(a) and 5.2(c).”

2.	To delete the title of section 5.1 in its entirety and to substitute the following therefor: “Company Matching Contributions”.

3.	To delete the first sentence of section 5.1(a) of the Plan in its entirety and to substitute the following therefor:

“A Participant who has Matchable Participant Deposits (as defined below) during a Plan Year is eligible to have the Company or a Participating Employer make a Matching Contribution to the Participant’s Matching Contribution Account for that Plan Year in an amount equal to 50% of his or her Matchable Participant Deposits that do not exceed 6% of the Participant’s Salary for the Plan Year.”

4.	To add the following as new section 5.1(b) of the Plan and to renumber existing section 5.1(b) as 5.1(c):

“(b)	For each Plan Year in which the Northern Trust Corporation attains its earnings goal, a Participant who has Matchable Participant Deposits (as defined below) during that Plan Year is eligible to have the Company or a Participating Employer make a contingent Matching Contribution to the Participant’s Matching Contribution Account for that Plan Year, provided that, on December 31 of that Plan Year, such Participant is either

(i)	in the service of the Company or an Affiliate or receiving Salary, or on a Company-approved leave of absence, paid or unpaid; or

(ii)	not in the service of the Company or an Affiliate, but the Participant terminated his or her service with the Company and its Affiliates during the Plan Year by reason of death, normal or early retirement under the Pension Plan, or any other retirement after his or her Normal Retirement Date.

In addition, a Participant who becomes entitled to a disability distribution under section 8.1(c), (d) or (e) is eligible to have the Company or a Participating Employer make a contingent Matching Contribution to the Participant’s Matching Contribution Account for any Plan Year in which the Participant continues to receive Salary, provided that the Participant has Matchable Participant Deposits in that Plan Year.

A Participant’s contingent Matching Contribution for a Plan Year shall be an amount equal to 50% of the Participant’s Matchable Participant Deposits that do not exceed 3% of the Participant’s Salary for the Plan Year. The earnings goal for the Plan Year shall be determined by the Compensation and Benefits Committee of the Company’s Board of Directors in the first quarter of the Plan Year. Northern Trust Corporation’s earnings for the Plan Year for purposes of determining whether the earnings goal has been attained will be determined by the Compensation and Benefits Committee of the Company’s Board of Directors, in its discretion, taking into consideration such factors and circumstances and including or excluding such items of income and expenses as it deems appropriate.”

5.	To delete section 5.2(a) of the Plan in its entirety and to substitute the following therefor:

“Basic Profit Sharing Contributions. For each Plan Year beginning on or after January 1, 2005 and prior to January 1, 2010, in which the Northern Trust Corporation attains its earnings goal, the Company and Participating Employers shall make a Basic Profit Sharing Contribution to the Thrift Trust on behalf of each Eligible Employee in an amount equal to one percent (1%) of such Eligible Employee’s Salary, subject to the rules set forth in paragraph (c) next below. The earnings goal for the Plan Year shall be determined by the Compensation and Benefits Committee of the Company’s Board of Directors in the first quarter of the Plan Year. Northern Trust Corporation’s earnings for the Plan Year for purposes of determining whether the earnings goal has been attained will be determined by the Compensation and Benefits Committee of the Company’s Board of Directors, in its discretion, taking into consideration such factors and circumstances and including or excluding such items of income and expenses as it deems appropriate. Basic Profit Sharing Contributions shall be discontinued for Plan Years beginning on and after January 1, 2010.”

6.	To delete section 5.9(a) of the Plan in its entirety and to substitute the following therefor:

“(a)	Notwithstanding anything contained herein to the contrary, during any Plan Year beginning on or after January 1, 2010 in which there occurs a Change in

Control (as hereinafter defined), the Company shall make a contingent Matching Contribution to the Matching Contribution Account of each Participant who is eligible to receive a contingent Matching Contribution pursuant to the terms of section 5.1(b) (or who would be eligible to receive a contingent Matching Contribution under section 5.1(b) if the date of the Change in Control were substituted for December 31 under that section), provided, however, that (i) such contingent Matching Contribution will be made with respect to the Participant’s Matchable Participant Deposits made prior to the date of such Change in Control, (ii) such contingent Matching Contribution shall be calculated assuming that Northern Trust Corporation would attain its earnings goal for the Plan Year in which the Change in Control occurs, and (iii) the amount of any contingent Matching Contribution to which the Participant becomes entitled pursuant to the provisions of this Article 5 (without giving effect to this section 5.9) shall be reduced (but not below zero) by the amount of any contingent Matching Contribution made pursuant to this section 5.9. As of the date of the Change in Control, the Company shall also make a true-up Matching Contribution under section 5.1(a) to the Matching Contribution Account of each eligible Member. Upon the occurrence of a Change in Control, each Participant and Inactive Participant shall become fully vested in the balance of his or her Account. Any amounts credited to any such Account following such Change in Control shall also be fully vested.”

7.	To delete the first sentence of section 9.4 of the Plan in its entirety and to substitute the following therefor:

“If a Member or his or her Beneficiary could receive a Profit Sharing Contribution, true-up Matching Contribution or contingent Matching Contribution for the Plan Year in which the Member terminates his or her participation in the Plan, then notwithstanding section 9.3, the Member or Beneficiary may elect to defer payment under that section until the Company or a Participating Employer makes the Profit Sharing Contribution, true-up Matching Contribution or contingent Matching Contribution, or if none, until the Company announces that no such contribution will be made.”

IN WITNESS WHEREOF, the Company has caused this amendment to be executed on its behalf this 29th day of October, 2009, effective January 1, 2010.

THE NORTHERN TRUST COMPANY

By:	/s/ Timothy P. Moen
Name:	Timothy P. Moen
Title:	Executive Vice President and Human Resources Department Head